Exhibit 10.12

SERVICETITAN, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This ServiceTitan, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2024 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$35,000
Non-Executive Chair (if applicable):	$35,000
Lead Independent Director (if applicable):	$20,000

Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$8,000	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial RSU Award:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an award of RSUs, with a value of $400,000, under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by using the Company’s standard method of such conversion at the time of grant (the “Initial RSU Award”).

Unless otherwise agreed, the Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and the Vesting Commencement Date will be the next Quarterly Vesting Date, where “Quarterly Vesting Date” means March 15, June 15, September 15, and December 15. One sixteenth (1/16th) of the total RSUs shall vest on each Quarterly Vesting Date following the Vesting Commencement Date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual RSU Award:

Each Non-Employee Director who (i) has been serving on the Board for at least four months as of each meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an award of RSUs, with a value of $200,000, under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by using the Company’s standard method of such conversion at the time of grant (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the first Quarterly Vesting Date following the one year anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Partial Cash Settlement Election:	The Board or the Compensation Committee may, in its discretion, provide Non-Employee Directors with the opportunity to elect to settle in cash up to 50% of the RSUs underlying an Initial RSU Award or an Annual RSU Award (a “Partial Cash Settlement Election”). For a Partial Cash Settlement Election to apply to RSUs, the Non-Employee Director must provide a Partial Cash Settlement Election to the Company (in a form and manner specified by the Board or the Compensation Committee) no later than two weeks before the applicable vesting date of the RSUs. For any RSUs to be settled in cash pursuant to a Partial Cash Settlement Election, the amount of cash to be paid in settlement of each such RSU will equal the Fair Market Value of a Share on the date of settlement.

Notwithstanding the foregoing, a Non-Employee Director may not make a Partial Cash Settlement Election for RSUs underlying any Initial RSU Award or Annual RSU Award for which the Non-Employee Director has made a Deferral Election (as defined below).

No portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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